Exhibit 3.1

THIRD ARTICLES OF AMENDMENT AND RESTATEMENT

OF

DESERT CAPITAL REIT, INC.

Desert Capital REIT, Inc., a Maryland corporation (the “Corporation”), with its principal Maryland office at c/o The Corporation Trust, Incorporated, 300 East Lombard Street, Baltimore, Maryland  21202, hereby certifies that:

FIRST:  The amendments set forth in these Third Articles of Amendment and Restatement (“Articles”) were recommended by the Board of Directors of the Corporation and approved by the stockholders.

SECOND:  The Corporation desires to, and does hereby, amend and restate its Second Articles of Amendment and Restatement as currently in effect and as hereinafter amended.

THIRD:  The amendments set forth in these Articles, among other things, make certain changes to the indemnification provisions and certain other provisions.

FOURTH:  The amendments set forth in these Third Articles of Amendment and Restatement have not changed the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of any shares of stock originally authorized in the Second Articles of Amendment and Restatement.

FIFTH:  The following provisions are all the provisions of the Third Articles of Amendment and Restatement currently in effect and as hereinafter amended and restated:

ARTICLE I

[RESERVED]

ARTICLE II

NAME

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:  Desert Capital REIT, Inc.

ARTICLE III

PURPOSES

The purpose for which the Corporation is formed is to engage in any lawful business or other activity (including, without limitation or obligation, engaging in business as a REIT) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.  For purposes of this charter (this “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”).

ARTICLE IV

PRINCIPAL OFFICE IN MARYLAND AND RESIDENT AGENT

The address of the principal office of the Corporation in Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.  The name of the resident agent of the Corporation in Maryland is The Corporation Trust, Incorporated, whose address is 300 East Lombard Street, Baltimore, Maryland  21202.  The resident agent is a Maryland corporation.

The Corporation may have such offices or places of business within or outside the State of Maryland as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

ARTICLE V

STOCK

Section 5.1 Authorized Shares of Capital Stock.

(a) Authorized Shares.  The total number of shares of stock of all classes that the Corporation has authority to issue is One Hundred Fifteen Million (115,000,000) shares of stock, consisting of:  (i) One Hundred Million (100,000,000) shares of Common Stock, each having a par value of one cent ($0.01) (“Common Stock”); and (ii) Fifteen Million (15,000,000) shares of Preferred Stock, each having a par value of one cent ($0.01) (“Preferred Stock”), which may be issued in one or more classes or series as described in Section 5.3 hereof.  The Common Stock and each class or series of the Preferred Stock shall each constitute a separate class of stock of the Corporation.  Each share, when issued against the Corporation’s receipt of payment therefor, will be non-assessable.

The Board of Directors may classify and reclassify any unissued shares of Capital Stock (as defined below) in accordance with Section 5.4 hereof.

(b) Terminology and Aggregate Par Value.  The Common Stock and Preferred Stock are collectively referred to herein as “Capital Stock.”  The aggregate par value of all the Corporation’s authorized Capital Stock having par value is $1,150,000.

Section 5.2 Common Stock.  Subject to the provisions of Article VI and Section 5.3, the Common Stock shall have the following preferences, voting powers, restrictions, limitations as to dividends and such other rights as may be afforded by law.

(a) Voting Rights.

(i) Except as may otherwise be required by law and subject to any preferences of any class or series of Capital Stock hereinafter classified or reclassified, each holder of Common Stock shall have one vote in respect of each share of Common Stock on all actions to be taken by the stockholders of the Corporation, and, except as otherwise provided in respect of any class or series of Capital Stock, hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of shares of Common Stock.

(ii) Upon the affirmative vote of at least a majority of the votes entitled to be cast, without the necessity for the concurrence of the directors, the stockholders may vote to:

(a)	Terminate the Corporation’s REIT election;

(b) Amend this Charter; or

(c) Remove the directors.

(iii) A vote of the majority of the outstanding shares is required to take any of the following actions:

(a) Amend the Articles of Incorporation, except for amendments which do not adversely affect the rights, preferences and privileges of shareholders;

(b) Sell all or substantially all of the Corporation’s assets other than in the ordinary course of the Corporation’s business or in connection with liquidation and dissolution;

(c) Cause the merger or other reorganization of the Corporation; or

(d) Dissolve or liquidate the Corporation, other than before the initial investment in property.

(iv) With respect to shares owned by the Advisor, the directors, or any Affiliate, neither the Advisor, nor the directors nor any Affiliate may vote or consent on matters submitted to the stockholders regarding the removal of the Advisor, directors or any Affiliate or any transaction between the Corporation and any of them.  In determining the requisite percentage in interest of shares necessary to approve a matter on which the Advisor, directors and any Affiliate may not vote or consent, any shares owned by any of them shall not be included.

(b) Dividend Rights.  Subject to the provisions of law and any preferences of any class or series of Capital Stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class or series of the Corporation’s stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable and the holders of shares of Common Stock shall share ratably in any such dividends, in proportion to the number of shares of Common Stock held by them respectively, on a share for share basis. Distributions in kind shall not be permitted, except for:

(i) distributions of readily marketable securities;

(ii) distributions of beneficial interests in a liquidating trust established for the dissolution of the Corporation and the liquidation of its assets in accordance with the terms of these Articles of Incorporation; or

(iii) distributions of in-kind property which meet all of the following conditions:

(a) The directors advise each stockholder of the risks associated with direct ownership of the property.

(b) The directors offer each stockholder the election of receiving in-kind property distributions.

(c) The directors distribute in-kind property only to those stockholders who accept the directors’ offer.

(c) Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class or series of Capital Stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up on the Corporation are entitled, together with the holders of any other class or series of Capital Stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining Net Assets (as defined in Article XII) of the Corporation.

Section 5.3 Preferred Stock.  The Preferred Stock may be issued from time to time in one or more classes or series.  The Board of Directors is expressly authorized, in the resolution or resolutions providing for the issuance of any wholly unissued class or series of Preferred Stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof, including without limitation:  the rate of dividends upon which and the times at which dividends on shares of such class shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such class shall be cumulative; the voting rights, if any, to be provided for shares of such class; the rights, if any, which the holders of shares of such class shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such class shall have to convert such shares into or exchange such shares for shares of stock of the Corporation, and the terms and conditions, including price and rate of exchange of such conversion or exchange; and the redemption rights (including sinking fund provisions), if any, for shares of such class or series; and such other powers, rights, designations, preferences, qualifications, limitations and restrictions as the Board of Directors may desire to so fix.  The Board of Directors is also expressly authorized to fix the number of shares constituting such class or series and to increase or decrease the number of shares of any class or series prior to the issuance of shares of that class and to increase or decrease the number of shares of any class or series subsequent to the issuance of shares of that class or series, but not to decrease such number below the number of shares of such class or series then outstanding.  In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

Section 5.4 Classification and Reclassification of Capital Stock.

(a) Subject to the foregoing provisions of this Charter, the power of the Board of Directors to classify and reclassify any of the unissued shares of Capital Stock includes, without limitation, subject to the provisions of this Charter, authority to classify or reclassify any unissued shares of such Capital Stock into shares of Common Stock or shares of a class or classes or series of Preferred Stock, preference stock, special stock or other stock, by determining, fixing, or altering one or more of the following:

(i) The distinctive designation of such class or series and the number of shares to constitute such class or series, provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this Section.

(ii) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

(iii) Whether or not shares of such class or series shall have voting rights and, if so, the terms of such voting rights.

(iv) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

(v) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

(vi) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

(vii) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any Capital Stock of the Corporation, or upon any other action of the Corporation, and, if so, the terms and conditions thereof.

(viii) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and this Charter.

(b) For the purposes hereof and of any articles supplementary to this Charter providing for the classification or reclassification of any shares of Capital Stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of Capital Stock of the Corporation shall be deemed to rank:

(i) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

(ii) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

(iii) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

ARTICLE VI

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1 Definitions.  For the purpose of this Article VI, the following terms have the following meanings:

Aggregate Stock Ownership Limit.  The term “Aggregate Stock Ownership Limit” means not more than 9.8% of the aggregate value of the outstanding shares of any class or series of Capital Stock. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

Beneficial Ownership.  The term “Beneficial Ownership” means ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and includes interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” have the correlative meanings.

Business Day.  The term “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary.  The term “Charitable Beneficiary” means one or more beneficiaries of a Trust as determined pursuant to Section 6.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Constructive Ownership.  The term “Constructive Ownership” means ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and includes interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” have the correlative meanings.

Excepted Holder.  The term “Excepted Holder” means a stockholder of the Corporation for whom an Excepted Holder Limit is created by these Articles or by the Board of Directors pursuant to Section 6.2.7.

Excepted Holder Limit.  The term “Excepted Holder Limit” means, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 6.2.7, and subject to adjustment pursuant to Section 6.2.7(d), the percentage limit established by the Board of Directors for such Exempted Holder pursuant to Section 6.2.7.

Initial Date.  The term “Initial Date” means the Initial Date determined by the Board of Directors.

Market Price.  The term “Market Price” on any date means, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date.  The “Closing Price” on any date means the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

NYSE.  The term “NYSE” means the New York Stock Exchange, Inc.

Person.  The term “Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Prohibited Owner.  The term “Prohibited Owner” means, with respect to any purported Transfer (as hereinafter defined), any Person who, but for the provisions of Section 6.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date.  The term “Restriction Termination Date” means the first day after the Initial Date on which the Corporation or the holders of at least a majority of the votes entitled to be cast by stockholders determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to continue to qualify as a REIT.

Transfer.  The term “Transfer” means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including, without limitation, (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” have the correlative meanings.

Trust. The term “Trust” means any trust provided for in Section 6.3.1.

Trustee. The term “Trustee” means the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of a Trust.

Section 6.2 Capital Stock.

Section 6.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit and (2) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or being the Constructive Owner of) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) Notwithstanding any other provision contained herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 6.2.1(a)(i), (ii) or (iii),

(i) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 6.2.1(a)(i), (ii) or (iii) (rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 6.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 6.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or any other event has taken place that results in a violation of Section 6.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 6.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 6.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, and subject to the first sentence of Section 6.4, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 6.2.3 Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 6.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 6.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 6.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of more than 5% (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit; and

(b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 6.2.5 Remedies Not Limited. Nothing contained in this Section 6.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 6.2.6 Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 6.2, Section 6.3 or any definition contained in Section 6.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Section 6.2 or Section 6.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 6.2 or 6.3 requires an action by the Board of Directors and these Articles fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.1, 6.2 or 6.3.

Section 6.2.7 Exceptions.

(a) Subject to Section 6.2.1(a)(ii), the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit with respect to one or more classes or series of Capital Stock and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 6.2.1(a)(ii) or otherwise adversely affect the Corporation’s ability to qualify as a REIT;

(ii) such Person does not and represents that it will not actually own or Constructively Own, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to actually own or Constructively Own, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.2.1 through 6.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 6.2.1(b) and 6.3.

(b) Prior to granting any exception pursuant to Section 6.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 6.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit with respect to a class or series of Capital Stock shall be reduced to a percentage that is less than the Aggregate Stock Ownership Limit.

Section 6.2.8 Legend.  Each certificate for shares of Capital Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Corporation’s Articles of Incorporation, (i) no Person may Beneficially Own or Constructively Own shares of any class or series of the Corporation’s Capital Stock in excess of 9.8% of the aggregate value of the outstanding shares of any such class or series of Capital Stock unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iii) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation.  If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  All capitalized terms in this legend have the meanings defined in the Articles of Incorporation of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 6.3 Transfer of Capital Stock in Trust.

Section 6.3.1 Ownership in Trust.  Upon any purported Transfer or other event described in Section 6.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to a Trustee as trustee of such Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 6.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.3.6.

Section 6.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 6.3.3 Dividend and Voting Rights.  The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 6.3.4 Sale of Shares by Trustee.  Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 6.2.1(a) or otherwise adversely affect the Corporation’s ability to qualify as a REIT. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.3.4.  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.3.4, such excess shall be paid to the Trustee upon demand.

Section 6.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 6.3.4.  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 6.3.6 Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 6.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 6.4 NYSE Transactions.  Nothing in Articles VI and VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. Subject to the preceding sentence, the fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

Section 6.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

Section 6.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VII

ERISA RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1 Definitions.  For the purpose of this Article VII, the following terms shall have the following meanings:

Benefit Plan Investor.  The term “Benefit Plan Investor” means (i) an employee benefit plan (as defined by Section 3(3) of ERISA (as hereinafter defined)), whether or not it is subject to Title I of ERISA; (ii) a plan as described in Section 4975(e)(1) of the Code; (iii) an entity whose underlying assets include the assets of any plan described in clause (i) or (ii) by reason of the plan’s investment in such entity (including but not limited to an insurance company general account); or (iv) an entity that otherwise constitutes a “benefit plan investor” within the meaning of the Plan Asset Regulation (as hereinafter defined).

ERISA.  The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

Fair Market Value.  The term “Fair Market Value” means the fair market value of a Benefit Plan Investor’s equity interest in the Corporation as determined in good faith at the sole discretion of the Chief Executive Officer or the Board of Directors of the Corporation.

Initial Date.  The term “Initial Date” means the Initial Date as determined by the Board of Directors.

Plan Asset Regulation.  The term “Plan Asset Regulation” means the plan asset regulation promulgated by the U.S. Department of Labor under ERISA at 29 C.F.R. 2510.3-101.

Shares-in-Trust.  The term “Shares-in-Trust” means shares of Capital Stock automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries as set forth in Article VI of these Articles.

25% Threshold.  The term “25% Threshold” means ownership by Benefit Plan Investors, in the aggregate, of 25% or more of the value of any class of equity interest in the Corporation (calculated by excluding the value of any interest held by any person, other than a Benefit Plan Investor, who has discretionary authority or control with respect to the assets of the Corporation or any person who provides investment advice to the Corporation for a fee (direct or indirect) with respect to such assets, or any Affiliate (as defined in Article VIII below) of such person).

Section 7.2 Ownership Limitations.  Commencing on the Initial Date and terminating as provided in Section 7.5, no Benefit Plan Investor may directly or indirectly acquire shares of Capital Stock without the Corporation’s prior written consent (which consent may be withheld in the Corporation’s sole and absolute discretion). Prior to shares of Capital Stock qualifying as a class of “publicly-offered securities” or the availability of another exception to the “look-through” rule (i.e., the provisions of paragraph (a)(2) of the Plan Asset Regulation), transfers of shares of Capital Stock to Benefit Plan Investors that would increase aggregate Benefit Plan Investor ownership of shares of Capital Stock to a level that would meet or exceed the 25% Threshold will be void ab initio. In addition, in the event that the aggregate number of shares of Capital Stock owned by Benefit Plan Investors, but for the operation of this sentence, would meet or exceed the 25% Threshold, (i) shares of Capital Stock held by Benefit Plan Investors shall be deemed to be Shares-in-Trust, pro rata, to the extent necessary to reduce aggregate Benefit Plan Investor ownership of shares of Capital Stock below the 25% Threshold, (ii) such number of shares of Capital Stock (rounded up, in the case of each holder, to the nearest whole share) shall be transferred automatically and by operation of law to a Trust (as described in Article VII of these Articles) to be held in accordance with this Article VII and otherwise in accordance with applicable provisions of Article VI of these Articles, provided that any references therein to ownership limitations shall be deemed references to the ownership limitations set forth in this Section 7.2, and (iii) the Benefit Plan Investors previously owning such Shares-in-Trust shall submit such number of shares of Capital Stock for registration in the name of the Trust. Such transfer to a Trust and the designation of shares of Capital Stock as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the event that otherwise would have caused aggregate Benefit Plan Investor ownership of shares of Capital Stock to meet or exceed the 25% Threshold.

Section 7.3 Transfers to Non-Benefit Plan Investors.  During the period prior to the discovery of the existence of the Trust, any transfer of shares of Capital Stock by a Benefit Plan Investor to a non-Benefit Plan Investor shall reduce the number of Shares-in-Trust on a one-for-one basis, and to that extent such shares shall cease to be designated as Shares-in-Trust and shall be returned, effective at exactly the time of the transfer to the non-Benefit Plan Investor, automatically and without further action by the Corporation or the Benefit Plan Investor, to all Benefit Plan Investors (or the transferee, if applicable), pro rata, in accordance with the Benefit Plan Investors’ prior holdings. After the discovery of the existence of the Trust, but prior to the redemption of all discovered Shares-in-Trust or the submission of all discovered Shares-in-Trust for registration in the name of the Trust, any transfer of shares of Capital Stock by a Benefit Plan Investor to a non-Benefit Plan Investor shall reduce the number of Shares-in-Trust on a one-for-one basis, and to that extent such shares shall cease to be designated as Shares-in-Trust and shall be returned, automatically and without further action by the Corporation or the Benefit Plan Investor, to the transferring Benefit Plan Investor (or its transferee, if applicable).

Section 7.4 Corporation’s Right to Redeem Shares-in-Trust.  In the event that any shares of Capital Stock are deemed “Shares-in-Trust” pursuant to this Article VII, the holder shall cease to own any right or interest with respect to such shares and the Corporation will have the right to redeem such Shares-in-Trust for an amount equal to their Fair Market Value, which proceeds shall be payable to the purported owner.

Section 7.5 Termination.  This Article VII shall cease to apply and all Shares-in-Trust shall cease to be designated as Shares-in-Trust and shall be returned, automatically and by operation of law, to their purported owners, all of which shall occur at such time as shares of Capital Stock qualify as a class of “publicly-offered securities” or if the Corporation determines that another exception to the “look-through” rule under the Plan Asset Regulation applies.

ARTICLE VIII

THE BOARD OF DIRECTORS

Section 8.1 Definitions.  The following terms shall have the following meanings:

Advisor.  The term “Advisor” means a person responsible for directing the day-to-day business affairs of the Corporation, including a person to which the Advisor subcontracts substantially all such functions.  The Advisor of the Corporation is Burton Management Company, Ltd.

Affiliate.  The term “Affiliate” means (i) any person or entity directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with another person or entity; (ii) any person or entity directly or indirectly owning, controlling, or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another person or entity; (iii) any officer, director, partner, or trustee of such person or entity; (iv) any person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other person; and (v) if such other person or entity is an officer, director, partner, or trustee of a person or entity, the person or entity for which such person or entity acts in any such capacity.

Sponsor.  The term “Sponsor” means any person directly or indirectly instrumental in organizing, wholly or in part, the Corporation or any person who will control, manage or participate in the management of the Corporation, and any Affiliate of such person.  Not included is any person whose only relationship with the Corporation is as that of an independent property manager of the Corporation’s assets, and whose only compensation is as such.  The Sponsor does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.  A person may also be deemed a Sponsor of the Corporation by:

(a) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Corporation; either alone or in conjunction with one or more other persons;

(b) receiving a material participation in the Corporation in connection with the founding or organizing of the business of the Corporation, in consideration of services or property, or both services and property;

(c) having a substantial number of relationships and contacts with the Corporation;

(d) possessing significant rights to control properties of the Corporation;

(e) receiving fees for providing services to the Corporation which are paid on a basis that is not customary in the industry; or

(f) providing goods or services to the Corporation on a basis which was not negotiated at arms-length with the Corporation.

Section 8.2 Number of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of directors of the Corporation shall be six, which number may be increased or decreased from time to time pursuant to the Bylaws, but in no event shall the number of directors be less than three.  The names and addresses of the directors who shall serve until their successors are duly elected and qualified are:

Name                                           Address

Todd B. Parriott                                           1291 Galleria Drive, Suite 200
Henderson, NV  89014

Robert M. Beville                                           1291 Galleria Drive, Suite 200
Henderson, NV  89014

G. Steven Dawson                                           1291 Galleria Drive, Suite 200
Henderson, NV  89014

James L. George                                           1291 Galleria Drive, Suite 200
Henderson, NV  89014

Bryan L. Goolsby                                           1291 Galleria Drive, Suite 200
Henderson, NV  89014

Thomas L. Gustafson                                                      1291 Galleria Drive, Suite 200
Henderson, NV  89014

Section 8.3 Term.  Each director shall serve for a term of one year, unless he resigns or is removed in accordance with this Charter.

Section 8.4 Majority of Directors Required to be Independent.  Notwithstanding anything herein to the contrary, at all times (except during a period not to exceed 60 days following the death, resignation, incapacity or removal from office of a director prior to expiration of the director’s term of office), a majority of the Board of Directors shall be comprised of “Independent Directors.”  Independent Directors are those who are not associated and have not been associated within the last two years, directly or indirectly, with the Corporation or the Advisor.

Section 8.5 Filling Vacancies.  The directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.  Independent Directors shall nominate replacements for vacancies among the Independent Directors’ positions.

Section 8.6 No Cumulative Voting.  Stockholders shall not be entitled to cumulative voting rights with respect to the election of directors.

Section 8.7 Removal of Directors.  Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time by the stockholders by the affirmative vote of at least a majority of the votes entitled to be cast by the stockholders generally in the election of directors.

Section 8.8 Reserved Powers of the Board of Directors.  The enumeration and definition of particular powers of the Board of Directors included in this Article VIII shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of this Charter, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the general laws of the State of Maryland now or hereafter in force.

Section 8.9 Committees of Directors.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, with a majority of each committee being Independent Directors.

Section 8.10 Adoption of Investment Policies.  The Board of Directors shall adopt written policies on investments and borrowing and shall monitor administrative procedures, investment operations and performance of the Corporation and the Advisor to assure that such policies are carried out.  The policies must be approved by a majority of the Independent Directors.

Section 8.11 Experience of Directors.  Each director shall have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by the Corporation.  At least one of the Independent Directors shall have three years of relevant real estate experience.

ARTICLE IX

RIGHTS AND POWERS OF CORPORATION,

BOARD OF DIRECTORS AND OFFICERS

In carrying on its business, or for the purpose of attaining or furthering any of its objects, the Corporation shall have all of the rights, powers and privileges granted to corporations by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do as now or hereafter authorized by law, either alone or in partnership or conjunction with others.  In furtherance and not in limitation of the powers conferred by statute, and without limiting any other procedures available by law or otherwise to the Corporation, the powers of the Corporation and of the directors and stockholders includes the following:

Section 9.1 Authorization by Board of Directors of Stock Issuances.  The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of any class or series of Capital Stock, whether now or hereafter authorized, or securities convertible into any class or series of Capital Stock, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors (or without consideration in the case of a stock split or dividend) and without any action by the stockholders.

Section 9.2 No Preemptive Rights.  Except as may provided by the Board of Directors in authorizing the issuance of shares of Preferred Stock pursuant to Section 5.4 of this Charter, no holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe to or purchase (i) any shares of Capital Stock of the Corporation, (ii) any warrants, rights, or options to purchase any such shares, or (iii) any other securities of the Corporation or obligations convertible into any shares of Capital Stock of the Corporation or such other securities or into warrants, rights or options to purchase any such shares or other securities.

Section 9.3 REIT Qualification.  From and after the Initial Date and prior to the Restriction Termination Date, the Board of Directors shall use its commercially reasonable efforts to cause the Corporation to qualify for United States federal income tax treatment as a REIT in accordance with the provisions of the Code applicable to a REIT and shall not take any action which could adversely affect the ability of the Corporation to qualify as a REIT.  In furtherance of the foregoing, the Board of Directors shall use its commercially reasonable efforts to take such actions as are necessary or appropriate, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT; provided, however, that if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election.  The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI hereof is no longer required for REIT qualification.

Section 9.4 Powers of the Board of Directors.  The Board of Directors shall, consistent with applicable law, have the power in its sole discretion to determine, from time to time in accordance with sound accounting practice or other reasonable valuation methods, what constitutes annual or other net profits, earnings, surplus, or Net Assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the Bylaws of the Corporation, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

Section 9.5 Extraordinary Actions.  Notwithstanding any provision of law requiring a greater proportion of the votes entitled to be cast by the stockholders in order to take or approve any action, such action shall be valid and effective if taken or approved by the affirmative vote of a majority of all votes entitled to be cast by the stockholders on the matter.

Section 9.6 Advisor Agreements.  Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization (including, without limitation, any Affiliate of the Corporation or its directors) whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization (including, without limitation, any Affiliate of the Corporation or its directors) shall render or make available to the Corporation managerial, investment, advisory or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

Section 9.7 Conflicts of Interest.  Any director or officer of the Corporation individually, or any firm of which any director or officer may be a member, or any corporation or association of which any director or officer may be a director or officer or in which any director or officer may be interested as the holder of any amount of its stock or otherwise, may be a party to, or may be financially or otherwise interested in, any contract or transaction of the Corporation, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that (a) such fact shall have been disclosed or shall have been known to the Board of Directors or the committee thereof that approved such contract or transaction and such contract or transaction shall have been approved or satisfied by the affirmative vote of a majority of the disinterested directors, or (b) such fact shall have been disclosed or shall have been known to the stockholders entitled to vote, and such contract or transaction shall have been approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity, or (c) the contract or transaction is fair and reasonable to the Corporation.  Any director of the Corporation who is also a director or officer of or interested in such other corporation or association, or who, or the firm of which he or she is a member, is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, with like force and effect as if he or she were not such director or officer of such other corporation or association or were not so interested or were not a member of a firm so interested.

Section 9.8 Amendment of Charter.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Charter, in the manner now or hereafter prescribed by statute and by this Charter, and all rights conferred upon stockholders herein are granted subject to this reservation.  This Charter may be amended by the affirmative vote of at least a majority of the votes entitled to be cast by stockholders.

ARTICLE X

INDEMNIFICATION

Section 10.1 Grant of Indemnification.  The directors and the Advisor shall be deemed to be in a fiduciary relationship to the Corporation and the Corporation’s stockholders.  The directors also have a fiduciary duty to the stockholders to supervise the relationship of the Corporation with the Advisor.  Subject to the conditions set forth under Maryland law or in Section 10.2 or Section 10.3 below, the Corporation shall indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any person (or the estate of any person) who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any person (or the estate of any person) who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, agent, trustee, partner, member or employee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) the Advisor or any of its Affiliates acting as an agent of the Corporation.  The indemnification provided herein includes expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, in accordance with Section 10.4 hereof.  The Board of Directors may take such action as is necessary to carry out this Section 10.1.  No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Section 10.2 Requirements for Indemnification.  Notwithstanding anything to the contrary contained in Section 10.1 or Section 11.1, the Corporation shall not provide for indemnification of a director, officer, Advisor or any Affiliate of the Advisor (the “Indemnitee”) for any liability or loss suffered by any of them, and the Corporation shall not provide that an Indemnitee be held harmless for any loss or liability suffered by the Corporation, unless all of the following conditions are met:

(a) The Indemnitee has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Corporation.

(b) The Indemnitee was acting on behalf of or performing services for the Corporation.

(c) Such liability or loss was not the result of:

(i) negligence or misconduct, in the case that the Indemnitee is a  director (other than an Independent Director), officer, Advisor or an Affiliate of the Advisor; or

(ii) gross negligence or willful misconduct, in the case that the Indemnitee is an Independent Director.

(d) Such indemnification or agreement to hold harmless is recoverable only out of the Corporation’s Net Assets and not from the Corporation’s stockholders.

Section 10.3 Indemnification Not Available.  Notwithstanding anything to the contrary contained in Section 10.1 or Section 11.1, the Corporation shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

(a) There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee;

(b) Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or

(c) A court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Corporation were offered or sold as to indemnification for violations of securities laws.

Section 10.4 Advancement of Funds.  The advancement of the Corporation’s funds to any Indemnitee for reasonable legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

(a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation;

(b) the Indemnitee provides the Corporation with written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Corporation as authorized  by Article X and Section 11.1 hereof;

(c) the legal action was initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and

(d) the Indemnitee provides the Corporation with a written agreement to repay the advanced funds to the Corporation, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.  Any indemnification payment or reimbursement of expenses will be furnished in accordance with the procedures in Section 2-418(e) of the Maryland General Corporation Law (the “MGCL”) or any successor statute.

ARTICLE XI

LIMITATION ON LIABILITY

Section 11.1 Liability of Officers and Directors.  Subject to the conditions set forth under Maryland statutory or decisional law, as amended or interpreted from time to time, or in Sections 10.2 and 10.3 above, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders, or any of them, for money or other damages.  Neither the amendment nor the repeal of this Section 11.1, nor the adoption or amendment of any other provision in this Charter or the Corporation’s bylaws inconsistent with this Section 11.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 11.2 Liability of Stockholders.  No stockholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of his being a stockholder, nor shall any stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Corporation’s assets or the affairs of the Corporation by reason of his being a stockholder.

ARTICLE XII

OVERSIGHT OF ADVISOR

Section 12.1 Definitions.  The following terms shall have the following meanings:

Acquisition Expenses.  The term “Acquisition Expenses” means any and all expenses incurred by the Corporation, the Advisor or any Affiliate of our Advisor in connection with the selection or acquisition of any investments, whether or not acquired or made, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, accounting fees and expenses and taxes, but excluding Acquisition Fees (as defined below).

Acquisition Fee.  The term “Acquisition Fee” means the total of all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Corporation or the Advisor) in connection with making or investing in mortgage loans or the purchase, development or construction of a Property, including real estate commissions, selection fees, Development Fees, Construction Fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature.  Excluded shall be Development Fees and Construction Fees paid to any Person not affiliated with the Sponsor in connection with the actual development and construction of a project.

Competitive Real Estate Commission.  The term “Competitive Real Estate Commission” means a real estate or brokerage commission paid for the purchase or sale of a property which is reasonable, customary and competitive in light of the size, type and location of such property.

Construction Fee.  The term “Construction Fee” means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitation on the Corporation’s property.

Development Fee. The term “Development Fee” means a fee for the packaging of the Corporation’s property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the specific property, either initially or at a later date.

Independent Expert.  The term “Independent Expert” means a person with no material current or prior business or personal relationship with the Advisor or Affiliates who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation.

Leverage.  The term “Leverage” means the aggregate amount of (i) indebtedness of the Corporation for money borrowed (including purchase money mortgage loans) outstanding at any time, both secured and unsecured, and (ii) the Corporation’s issued and outstanding preferred stock.

Net Assets.  The term “Net Assets” means the total assets of the Corporation (other than intangibles) at cost before deducting depreciation or other non-cash reserves, less total liabilities, calculated quarterly by the Corporation, on a basis consistently applied.

Net income.  The term “Net Income” means our taxable income, including net capital gains, but excluding net capital losses, and before deducting the incentive compensation fee, any net operating loss deductions arising from losses in prior periods and any items the Internal Revenue Code permits to be deducted when calculating taxable income for a REIT.  For the purpose of calculating the limit on our Total Operating Expenses, Net Income shall exclude the gain from the sale of our assets.

Organization and Offering Expenses.  The term “Organization and Offering Expenses” means all expenses incurred by and to be paid from the assets of the Corporation in connection with and in preparing the Corporation for registration and subsequently offering and distribution to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including  fees of the underwriters’ attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositaries, experts, expenses of qualification of the sale of the securities under Federal and State laws, including taxes and fees, accountants’ and attorneys’ fees.

Roll-Up Entity.  The term “Roll-Up Entity” means a partnership, real estate investment trust, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

Roll-Up Transaction.  The term “Roll-Up Transaction” means a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the Stockholders.  Such term does not include:

(a) a transaction involving securities of the Corporation that have been for at least twelve months listed on a national securities exchange or traded through Nasdaq’s National Market System; or

(b) a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(i)           Stockholders’ voting rights;

(ii)           the term of existence of the Corporation;

(iii)           Sponsor or Advisor compensation; or

(iv)           the Corporation’s investment objectives.

Total Operating Expenses.  The term “Total Operating Expenses” means the aggregate expenses of every character paid or incurred by the Corporation as determined under generally accepted accounting principles, including the Advisor’s fees, but excluding:

(a)           the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses, and tax incurred in connection with the issuance, distribution, transfer, registration, and stock exchange listing of the Corporation’s shares;

(b)           interest payments;

(c)           taxes;

(d)           non-cash expenditures such as depreciation, amortization and bad debt reserves;

(e)           incentive fees paid; and

(f)           Acquisition Fees, Acquisition Expenses, real estate commissions on resale on property and other expenses connected with the acquisition, disposition, and ownership of real estate interests, mortgage loans, or other property, (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

Section 12.2 Advisory Contract.  The directors have the duty to evaluate the performance of the Advisor before entering into or renewing an advisory contract.  The criteria used in such evaluation shall be reflected in the minutes of such meeting.  Each advisory contract will have a term of no more than one year and shall be terminable by a majority of the Independent Directors or the Advisor on 60 days written notice without cause or penalty.  In the event of the termination of an advisory contract, the Advisor will cooperate with the Corporation and take all reasonable steps requested to assist the directors in making an orderly transition of the advisory function.

Section 12.3 Fees, Compensation and Expenses.  The Independent Directors will determine, from time to time but at least annually, that the total fees and expenses of the Corporation are reasonable in light of the investment performance of the Corporation, its Net Assets, its Net Income, and the fees and expenses of other comparable unaffiliated REITs.  Each such determination shall be reflected in the minutes of the meeting of the directors.  The total of all Acquisition Fees and Acquisition Expenses shall be reasonable, and shall not exceed an amount equal to 6% of the contract price of the property, or in the case of a mortgage loan 6% of the funds advanced.  Notwithstanding the foregoing, a majority of the directors, including a majority of the Independent Directors not otherwise interested in the transaction, may approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the Corporation.

Section 12.4 Total Operating Expenses.

Section 12.4.1   The Total Operating Expenses of the Corporation shall (in the absence of a satisfactory showing to the contrary) be deemed to be excessive if they exceed in any fiscal year the greater of 2% of its average invested assets or 25% of its Net Income for such year.  The Independent Directors shall have the fiduciary responsibility of limiting such expenses to amounts that do not exceed such limitations unless such Independent Directors have made a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of expenses is justified for such year.  Any such finding and the reasons in support thereof shall be reflected in the minutes of the meeting of the directors.

Section 12.4.2   Within 60 days after the end of any fiscal quarter of the Corporation for which total operating expenses (for the 12 months then ended) exceeded 2% of average invested assets or 25% of Net Income, whichever is greater, there shall be sent to the stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in arriving at the conclusion that such higher operating expenses were justified.

Section 12.4.3   In the event the Independent Directors do not determine such excess expenses are justified, the Advisor shall reimburse the Corporation at the end of the twelve month period the amount by which the aggregate annual expenses paid or incurred by the Corporation exceed the limitations herein provided.

Section 12.5 Real Estate Commissions on Resale of Property.  If the Advisor, a director, or any Affiliate provides a substantial amount of the services in the effort to sell the property of the Corporation, then that person may receive up to one-half of the brokerage commission paid but in no event to exceed an amount equal to 3% of the contracted for sales price.  In addition, the amount paid when added to the sums paid to unaffiliated parties in such a capacity shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the contracted for sales price.

Section 12.6 Incentive Fees.

Section 12.6.1   An interest in the gain from the sale of assets of the Corporation for which full consideration is not paid in cash or property of equivalent value, shall be allowed provided the amount or percentage of such interest is reasonable.  Such an interest in gain from the sale of the Corporation’s assets shall be considered presumptively reasonable if it does not exceed 15% of the balance of such net proceeds remaining after payment to stockholders, in the aggregate, of an amount equal to 100% of the original issue price of the Corporation’s shares, plus an amount equal to 6% of the original issue price of the Corporation’s shares per annum cumulative.  For purposes of this Section, the original issue price of the Corporation’s shares may be reduced by prior cash distributions to stockholders of net proceeds from the sale of the Corporation’s assets.

Section 12.6.2   In the case of multiple advisors, advisors and any Affiliate shall be allowed incentive fees provided such fees are distributed by a proportional method reasonably designed to reflect the value added to the Corporation’s assets by each respective advisor or any Affiliate.

Section 12.7 Advisor Compensation.  The Independent Directors shall determine from time to time and at least annually that the compensation which the Corporation contracts to pay to the Advisor is reasonable in relation to the nature and quality of services performed.  The Independent Directors shall also supervise the performance of the Advisor and the compensation paid to it by the Corporation to determine that the provisions of such contract are being carried out.  Each such determination shall be based on the factors set forth below and all other factors such Independent Directors may deem relevant and the findings of such directors on each of such factors shall be recorded in the minutes of the directors:

(a) The size of the advisory fee in relation to the size, composition and profitability of the portfolio of the Corporation.

(b) The success of the Advisor in generating opportunities that meet the investment objectives of the Corporation.

(c) The rates charged to other REITs and to investors other than REITs by advisors performing similar services.

(d) Additional revenues realized by the Advisor and any Affiliate through their relationship with the Corporation, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by the Corporation or by others with whom the Corporation does business.

(e) The quality and extent of service and advice furnished by the Advisor.

(f) The performance of the investment portfolio of the Corporation, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations.

(g) The quality of the portfolio of the Corporation in relationship to the investments generated by the Advisor for its own account.

Section 12.8 Roll-Up Transaction.

Section 12.8.1   In connection with a proposed roll-up, an appraisal of all assets of the Corporation shall be obtained from a competent Independent Expert.  If the appraisal will be included in a prospectus used to offer the securities of a roll-up entity, the appraisal shall be filed with the Securities and Exchange Commission and the states as an Exhibit to the Registration Statement for the offering.  Assets of the Corporation shall be appraised on a consistent basis.  The appraisal shall be based on an evaluation of all relevant information, and shall indicate the value of the Corporation’s assets as of a date immediately prior to the announcement of the proposed roll-up transaction.  The appraisal shall assume an orderly liquidation of the assets of the Corporation over a 12 month period.  The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and its investors.  A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to the investors in connection with a proposed roll-up.

Section 12.8.2   In connection with a proposed roll-up, the person sponsoring the roll-up shall offer to the stockholders who vote “no” on the proposal the choice of:

(a) accepting the securities of the roll-up entity offered in the proposed roll-up; or

(b) one of the following:

(i) remaining as stockholders of the Corporation and preserving their interests therein on the same terms and conditions as existed previously; or

(ii) receiving cash in an amount equal to the stockholders’ pro-rata share of the appraised value of the net assets of the Corporation.

Section 12.8.3   The Corporation shall not participate in any proposed roll-up which would result in stockholders having democracy rights in the roll-up entity that are less than those provided for under Article XI, Article XIV and Section 15.6.

Section 12.8.4   The Corporation shall not participate in any proposed roll-up which includes provisions which would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity (except to the minimum extent necessary to preserve the tax status of the roll-up entity).  The Corporation shall not participate in any proposed roll-up which would limit the ability of an investor to exercise the voting rights of its securities of the roll-up entity on the basis of the number of shares of the Corporation held by that investor.

Section 12.8.5   The Corporation shall not participate in any proposed roll-up in which investors’ rights of access to the records of the roll-up entity will be less than those provided for under Section 15.6.

Section 12.8.6   The Corporation shall not participate in any proposed roll-up in which any of the costs of the transaction would be borne by the Corporation if the roll-up is not approved by the stockholders.

ARTICLE XIII

CONFLICTS OF INTEREST AND INVESTMENT RESTRICTIONS

Section 13.1 Sales and Leases to the Corporation.  The Corporation shall not purchase property from the Sponsor, Advisor, any director, or any Affiliate thereof, unless a majority of directors (including a majority of Independent Directors) not otherwise interested in such transaction approve the transaction as being fair and reasonable to the Corporation and at a price to the Corporation no greater than the cost of the asset to the Sponsor, Advisor, the director or any Affiliate thereof, or if the price to the Corporation is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable.  In no event shall the cost of such asset to the Corporation exceed its current appraised value.

Section 13.2 Sales and Leases to the Advisor, Directors or any Affiliate.

Section 13.2.1   The Sponsor, Advisor, a director or any Affiliate thereof shall not acquire assets from the Corporation unless approved by a majority of directors (including a majority of Independent Directors), not otherwise interested in such transaction, as being fair and reasonable to the Corporation.

Section 13.2.2   The Corporation may lease assets to the Sponsor, Advisor, any director or any Affiliate thereof only if approved by a majority of directors (including a majority of Independent Directors), not otherwise interested in such transaction, as being fair and reasonable to the Corporation.

Section 13.3 Loans.

Section 13.3.1   No loans may be made by the Corporation to the Sponsor, Advisor, any director or any Affiliate thereof except as provided under Section 15.2(c) or to wholly owned subsidiaries of the Corporation.

Section 13.3.2   The Corporation may not borrow money from the Sponsor, Advisor, any director, or any Affiliate thereof, unless a majority of directors (including a majority of Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to the Corporation than loans between unaffiliated parties under the same circumstances.

Section 13.4 Investments.

Section 13.4.1   The Corporation shall not invest in joint ventures with the Sponsor, Advisor, any director, or any Affiliate thereof, unless a majority of directors (including a majority of Independent Directors) not otherwise interested in such transactions, approve the transaction as being fair and reasonable to the Corporation and on substantially the same terms and conditions as those received by the other joint venturers.

Section 13.4.2   The Corporation shall not invest in equity securities unless a majority of directors (including a majority of Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable.

Section 13.5 Other Transactions.  All other transactions between the Corporation and the Sponsor, Advisor, any director or any Affiliate thereof, shall require approval by a majority of the directors (including a majority of Independent Directors) not otherwise interested in such transactions as being fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation than those available from unaffiliated third parties.

Section 13.6 Appraisal of Real Property.  The consideration paid for real property acquired by the Corporation shall ordinarily be based on the fair market value of the property as determined by a majority of the directors.  In cases in which a majority of the Independent Directors so determine, and in all cases in which assets are acquired from the Advisor, any director, the Sponsor, or Affiliate thereof, such fair market value shall be as determined by an Independent Expert selected by the Independent Directors.

Section 13.7 Review of Policies.  The Independent Directors shall review the investment policies of the Corporation with sufficient frequency and at least annually to determine that the policies being followed by the Corporation at any time are in  the best interests of its stockholders.  Each such determination and the basis therefor shall be set forth in the minutes of the directors.

ARTICLE XIV

RIGHTS AND OBLIGATIONS OF STOCKHOLDERS

Section 14.1 Annual Meetings.  The annual meeting of the stockholders, for the election of members of the Board Directors and transaction of such other business as may come properly before the meeting, shall be held at such date and time of each calendar year as shall be determined by a majority of the Board of Directors.  It is intended that the annual meeting will be held not less than 30 days following delivery of the annual report.  The directors, including the Independent Directors, shall take reasonable steps to ensure that the annual meeting is held within this time period.

Section 14.2 Special Meetings.  Except as otherwise required by law, special meetings of the stockholders may be called only by: (i) the President of the Corporation, (ii) the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors or by a majority of the Independent Directors or (iii) upon the written request of the holders of shares entitled to cast not less than 10% of all the votes entitled to be cast at such meeting.  Such request shall state the purpose of such meeting and the matters proposed to be acted on at such meeting.  The Secretary shall inform such stockholders of the reasonably estimated cost of preparing and mailing notice of the meeting and, upon payment to the Corporation by such stockholders of such costs, the Secretary shall give notice to each stockholder entitled to notice of the meeting. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation, unless otherwise provided by law.

Section 14.3 Notice of Meetings; Adjournments.  A written notice of each annual meeting stating the hour, date and place of such annual meeting shall be given by the Secretary or an Assistant Secretary of the Corporation (or other persons authorized by the Corporation’s bylaws or by law) not less than 15 days nor more than 60 days before the annual meeting, to each stockholder entitled to vote thereat and to each stockholder who, by law or under this Charter or under the Corporation’s bylaws, is entitled to such notice, by personally delivering such notice to him or her, by leaving such notice at his or her residence or usual place of business or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the stock transfer books of the Corporation or by other means permitted by Maryland law.  Such notice shall be deemed to be delivered when hand-delivered to such address or deposited in the mail so addressed, with postage prepaid.

Notice of all special meetings of stockholders shall be given in the same manner as provided for annual meetings, except that the written notice of all special meetings shall state the purpose or purposes for which the special meeting has been called.  Notice of a special meeting called upon written request of holders of shares entitled to cast not less than 10% of all the votes entitled to be cast at the special meeting shall be given by either the Corporation or the Advisor within 10 days of the Corporation’s receipt of such request.

Notice of an annual meeting or special meeting of stockholders need not be given to a stockholder if a written waiver of notice is signed before or after such meeting by such stockholder and such waiver of notice is filed with records of stockholder meetings or if such stockholder attends such meeting, unless such attendance was for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any annual meeting or special meeting of stockholders need be specified in any written waiver of notice.

Section 14.4 Quorum.  Except as otherwise required by the Charter or by law, any number of stockholders together holding at least a majority of all the votes entitled to be cast at a meeting, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business.  Where a separate vote by a class or classes or series of stock is required, a majority of the outstanding shares of such class or classes or series of stock, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that matter.  If, however, such quorum shall not be present at any meeting of the stockholders, the presiding officer of the meeting or the stockholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time to a date not more than 30 days after the original record date without notice other than announcement at the meeting.  At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed.  The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, provided that the vote required for the taking of any particular stockholder action shall nonetheless continue to be required for such action.

ARTICLE XV

OTHER PROVISIONS

Section 15.1 Minimum Capital.

(a) Prior to the initial public offering, the Sponsor, or any Affiliate, shall contribute to the Corporation an amount not less than the lesser of:

(i) 10% of the total net assets upon completion of the offering, or

(ii) $200,000 as an initial investment.

(b) The Sponsor or any Affiliate may not sell this initial investment while the Sponsor remains a Sponsor but may transfer the shares to other Affiliates.

Section 15.2 Suitability of Stockholders.  Stockholders shall have a minimum annual gross income of $45,000 and a minimum net worth of $45,000 or a minimum net worth of $150,000.  For the purposes of this requirement, net worth shall be determined exclusive of home, home furnishings, and automobiles.  In the case of sales to fiduciary accounts, these minimum standards shall be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary.  The Advisor and each person selling shares on its behalf or on behalf of the Corporation shall make every reasonable effort to determine the purchase of shares is a suitable and appropriate investment for each stockholder.

Section 15.2.1   In making this determination, the Advisor and each person selling shares on its behalf or on behalf of the Corporation shall ascertain that the prospective stockholder:

(a) meets the minimum income and net worth standards established for the Corporation;

(b) can reasonably benefit from the Corporation based on the prospective stockholder’s overall investment objectives and portfolio structure;

(c) is able to bear the economic risk of the investment based on the prospective stockholder’s overall financial situation; and

(d) has apparent understanding of:

(i) the fundamental risks of the investment;

(ii) the risk that the stockholder may lose the entire investment;

(iii) the lack of liquidity of the Corporation shares;

(iv) the restrictions on transferability of the Corporation shares;

(v) the background and qualifications of the Advisor; and

(vi) the tax consequences of the investment.

(e) The Advisor and each person selling shares on its behalf or on behalf of the Corporation will make this determination on the basis of information it has obtained from a prospective stockholder.  Relevant information for this purpose will include at least the age, investment objectives, investment experience, income, net worth, financial situation, and other investments of the prospective stockholder, as well as any other pertinent factors.

(f) The Advisor and each person selling shares on its behalf or on behalf of the Corporation shall maintain records of the information used to determine that an investment in shares is suitable and appropriate for a stockholder.  The Advisor and each person selling shares on its behalf or on behalf of the Corporation shall maintain these records for at least six years.

(g) The Advisor shall disclose in the final prospectus the responsibility of the Advisor and each person selling shares on behalf of the Advisor or the Corporation to make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each shareholder, based on information provided by the shareholder regarding the shareholder’s financial situation and investment objectives.

(h) An official or agency administering the securities laws of a state in which the Corporation is selling its shares may require minimum initial and subsequent cash investment amounts.

Section 15.3 Other Limitations.  The Corporation may not:

(a) Invest more than 10% of its total assets in Unimproved Real Property or mortgage loans on Unimproved Real Property.  Unimproved Real Property is the real property which has the following three characteristics: (i) an equity interest in real property which was not acquired for the purpose of producing rental or other operating income; (ii) has no development or construction in process on such land; and (iii) no development or construction on such land is planned in good faith to commence on such land within one year.

(b) Invest in commodities or commodity future contracts.  Such limitation is not intended to apply to future contracts, when used solely for hedging purposes in connection with the Corporation’s ordinary business of investing in real estate assets and mortgages.

(c) Invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property except for those loans insured or guaranteed by a government or government agency.  In cases in which a majority of the Independent Directors so determine, and in all cases in which the transaction is with the Advisor, any director, or Affiliates thereof, such an appraisal must be obtained from an Independent Expert concerning the underlying property.  This appraisal shall be maintained in the Corporation’s records for at least five years, and shall be available for inspection and duplication by any stockholder.  In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title must be obtained.  Further, the Advisor and the directors shall observe the following policies in connection with investing in or making mortgage loans:

(i) The Corporation shall not invest in real estate contracts of sale, otherwise known as land sale contracts, unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.

(ii) The Corporation shall not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including the loans of the Corporation, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria.  For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the property, including the loans of the Corporation,” shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.

(iii) The Corporation shall not make or invest in any mortgage loans that are subordinate to any mortgage or equity interest of the directors, the Advisor, the Sponsor, or any Affiliate of the Corporation.

(d) Issue redeemable equity securities.

(e) Issue debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt.

(f) Issue options or warrants to purchase its shares to the Advisor, any director, the Sponsor, or any Affiliate thereof except on the same terms as such options or warrants are sold to the general public.  The Corporation may issue options or warrants to persons not so connected with the Corporation but not at exercise prices less than the fair market value of such securities on the date of grant and for consideration (which may include services) that in the judgment of the Independent Directors, has a market value less than the value of such option on the date of grant.  Options or warrants issuable to the Advisor, any director, the Sponsor, or any Affiliate thereof shall not exceed an amount equal to 10% of the outstanding shares of the Corporation on the date of grant of any options or warrants.

(g) Issue its shares on a deferred payment basis or other similar arrangement.

Section 15.4 Leverage.  The aggregate borrowings of the Corporation, secured and unsecured, shall be reasonable in relation to the Net Assets of the Corporation and shall be reviewed by the directors at least quarterly.  The maximum amount of such borrowings in relation to the Net Assets shall, in the absence of a satisfactory showing that higher level or borrowings appropriate, not exceed 300%.  Any excess in borrowings over such 300% level shall be approved by a majority of the Independent Directors and disclosed to the stockholders in the next quarterly report of the Corporation, along with justification for such excess.

Section 15.5 Furnishing of Reports.  The directors, including the independent directors, are required to take reasonable steps to insure that the requirements of this Section 15.5 are met.  The Corporation shall cause to be prepared and mailed or delivered to each stockholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Corporation within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after the initial public offering of its securities which shall include:

(a) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accounts;

(b) the ratio of the costs of raising capital during the period to the capital raised;

(c) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any of its Affiliates by the Corporation and including fees or charges paid to the Advisor and any of its Affiliates by third parties doing business with the Corporation.

(d) the Total Operating Expenses of the Corporation, stated as a percentage of average invested assets and as a percentage of its Net Income.

(e) a report from the Independent Directors that the policies being followed by the Corporation are in the best interests of its stockholders and the basis for such determination; and

(f) separately stated, full disclosure of all material terms, factors, and circumstances surrounding any and all transactions involving the Corporation, directors, the Advisor and any Affiliate thereof occurring in the year for which the annual report is made.  Independent Directors shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions.

Section 15.6 Access to Records.  Any stockholder and any designated representative thereof shall be permitted access to all records of the Corporation at all reasonable times, and may inspect and copy any of them.  Inspection of the Corporation books and records by the administrator shall be provided upon reasonable notice and during normal business hours.

Section 15.6.1   An alphabetical list of the names, addresses, and telephone numbers of the stockholders of the Corporation along with the number of shares held by each of them (the “Stockholder List”) shall be maintained as part of the books and records of the Corporation and shall be available for inspection by any stockholder or the stockholder’s designated agent at the home office of the Corporation upon the request of the stockholder;

Section 15.6.2   The Stockholder List shall be updated at least quarterly to reflect changes in the information contained therein.

Section 15.6.3   A copy of the Stockholder List shall be mailed to any stockholder requesting the Stockholder List within ten days of the request.  The copy of the Stockholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type).  A reasonable charge for copy work may be charged by the Corporation.

Section 15.6.4   The purposes for which a stockholder may request a copy of the Stockholder List include, without limitation, matters relating to stockholders’ voting rights, and the exercise of stockholders’ rights under federal proxy laws; and

Section 15.6.5   If the Advisor or directors of the Corporation neglects or refuses to exhibit, produce, or mail a copy of the Stockholder List as requested, the Advisor, and the directors shall be liable to any stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the Stockholder List, and for actual damages suffered by any stockholder by reason of such refusal or neglect.  It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Stockholder List is to secure such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of the Corporation.  The Corporation may require the stockholder requesting the Stockholder List to represent that the list is not requested for a commercial purpose unrelated to the stockholder’s interest in the Corporation.  The remedies provided hereunder to stockholders requesting copies of the Stockholder List are in addition to, and shall not in any way limit, other remedies available to stockholders under federal law, or the laws of any state.

Section 15.7 Repurchase of Shares.  The Advisor, the directors, or their Affiliates are prohibited from receiving a fee on the repurchase of the shares by the Corporation.

Section 15.8 Distribution Reinvestment Plans.  The Corporation’s distribution reinvestment plan shall provide that:

(a) All material information regarding the distribution to the stockholder and the effect of reinvesting such distribution, including the tax consequences thereof, shall be provided to the stockholder at least annually.

(b) Each stockholder participating in the plan shall have a reasonable opportunity to withdraw from the plan at least annually after receipt of the information required in (a) above.

Section 15.9 Control Share Acquisition Act.  Notwithstanding any other provision of this Charter, Subtitle 7 of Title 3 of the Maryland General Corporation Law (the “MGCL”), or any successor statute, shall not apply to any acquisition by any person of shares of stock of the Corporation.  This Section 15.9 may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon any such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

Section 15.10 Unsolicited Takeovers.  Notwithstanding any other provision of this Charter or any contrary provision of law, Title 3, subtitle 8 of the MGCL, as amended from time to time, or any successor statue thereto, shall not apply to the Corporation.

Section 15.11 Business Combination Statute.  Notwithstanding any other provision of these Articles or any contrary provision of law, the Maryland Business Combination Statute, found in Title 3, subtitle 6 of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to any “business combination” (as defined in Section 3-601(e) of the MGCL, as amended from time to time, or any successor statute thereto) of the Corporation and any Person (as hereinafter defined).

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IN WITNESS WHEREOF, I have hereunto set my hand this 14th day of September, 2006.

By: /s/Todd B. Parriott
Name: Todd B. Parriott
Title:   President

I, Erin Linnemeyer, Secretary of the Corporation hereby certify that the above is a true and correct signature of Todd B. Parriott, President of the Corporation.

By: /s/Erin Ackerman
Name: Erin Ackerman
Title:   Secretary